Exhibit 99
Review Report of Independent Certified Public Accountants

The Board of Directors
Catalina Marketing Corporation

We have reviewed the accompanying condensed consolidated balance sheet of Catalina Marketing Corporation as of June 30, 2002, and the related condensed consolidated statements of income and cash flows for the three months ended June 30, 2002. These financial statements are the responsibility of the Company’s management. The consolidated balance sheet of Catalina Marketing Corporation as of March 31, 2002, was audited by other accountants whose report dated April 18, 2002, expressed an unqualified opinion on that statement. The condensed consolidated statements of income and cash flows of Catalina Marketing Corporation for the three-month period ended June 30, 2001, were reviewed by other accountants whose report dated July 18, 2001, stated that they were not aware of any material modifications that should be made to those statements for them to be in conformity with accounting principles generally accepted in the United States.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements at June 30, 2002, and for the three-month period then ended for them to be in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

August 12, 2002
Tampa, Florida